Exhibit (a)(5)(vi)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of

Rain Enhancement Technologies, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Rain Enhancement Technologies, Inc. (the “Company”) as of December 31, 2022, the related statements of operations, changes in stockholders’ equity and cash flows for the period from November 10, 2022 (inception) through December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and the results of its operations and its cash flows for the period from November 10, 2022 (inception) through December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the entity will continue as a going concern. As discussed in Note 1 to the financial statements, the entity has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2022. Irvine, California

March 3, 2023

RAIN ENHANCEMENT TECHNOLOGIES, INC.

BALANCE SHEET

December 31, 2022

Assets:
Current assets:
Cash	$100,000

Total current assets	100,000
Construction in-process equipment	104,052
Intangible assets	116,750

Total Assets	$320,802

Liabilities and Stockholders’ Deficit:
Current liabilities:
Accounts payable	$220,150
Accrued expenses	143,750
Due to related parties	170,386
Franchise tax payable	225

Total current liabilities	534,511

Commitments and Contingencies
Stockholders’ Deficit:
Common stock, $0.0001 par value; 5,000 shares authorized; 1,700 shares issued and outstanding	—
Additional paid-in capital	1,070,125
Accumulated deficit	(1,283,834)

Total stockholders’ deficit	(213,709)

Total Liabilities and Stockholders’ Deficit	$320,802

The accompanying notes are an integral part of these financial statements.

RAIN ENHANCEMENT TECHNOLOGIES, INC.

STATEMENT OF OPERATIONS

For the Period from November 10, 2022 (inception) through December 31, 2022

General and administrative expenses	$1,283,609
Franchise tax expenses	225

Net loss	$(1,283,834)

Weighted average common shares outstanding, basic and diluted	864

Basic and diluted net loss per common share	$(1,486)

The accompanying notes are an integral part of these financial statements.

RAIN ENHANCEMENT TECHNOLOGIES, INC.

STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

For the Period from November 10, 2022 (inception) through December 31, 2022

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance—November 10, 2022 (inception)	—	$—	$—	$—	$—
Issuance of common stock for cash	200	—	100,000	—	100,000
Issuance of common stock for services	1,500	—	970,125	—	970,125
Net loss	—	—	—	(1,283,834)	(1,283,834)

Balance—December 31, 2022	1,700	$—	$1,070,125	$(1,283,834)	$(213,709)

The accompanying notes are an integral part of these financial statements.

RAIN ENHANCEMENT TECHNOLOGIES, INC.

STATEMENT OF CASH FLOWS

For the Period from November 10, 2022 (inception) through December 31, 2022

Cash Flows from Operating Activities:
Net loss	$(1,283,834)
Adjustments to reconcile net loss to net cash used in operating activities:
General and administrative expenses advanced by related parties	49,520
Issuance of common stock for services	970,125
Changes in operating assets and liabilities:
Accounts payable	203,964
Accrued expenses	60,000
Franchise tax payable	225

Net cash used in operating activities	—

Cash Flows from Financing Activities:
Proceeds from issuance of common stock for cash	100,000

Net cash provided by financing activities	100,000

Net change in cash	100,000
Cash—beginning of the period	—

Cash—end of the period	$100,000

Supplemental disclosure of noncash activities:
Intangible assets paid for by related parties	$33,000
Construction in-process equipment paid for by related parties	$87,866
Intangible assets included in accrued expenses	$83,750
Construction in-process equipment included in accounts payable	$16,186

The accompanying notes are an integral part of these financial statements.

RAIN ENHANCEMENT TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

Note 1 —Description of Organization and Going Concern Consideration

Rain Enhancement Technologies, Inc. (the “Company” or “Rainwater Tech”) was incorporated in Delaware on November 10, 2022. The Company is a business formed to combine unique expertise, personnel, and weather data to develop, improve and commercialize ionization rainfall generation technology. The Company will develop improvements on existing rainfall generation technologies by introducing robust measurement tools, including software monitoring technology, machine learning, rain gauges, and weather stations.

The Company does not have any operating history and has not yet generated any revenue, and its ability to generate revenue sufficient to achieve profitability will depend on its ability to successfully build and commercialize ionization rainfall generation technology.

Share Purchase Agreement

On December 22, 2022, the Company entered into a Share Purchase Agreement (the “Share Purchase Agreement”) with dMY Technology Group, Inc. VI, a Delaware company (the “Purchaser” or “dMY VI”), Michael Nefkens, Keri Waters and Rainwater, LLC (owned by Paul Dacier, the Executive Chairman of Rainwater Tech) (the “Sellers”), pursuant to which, dMY VI will acquire the Company and the Company will become a wholly owned subsidiary of dMY VI (the “Business Combination”). The obligations of the parties to consummate the Business Combination are subject to various conditions, including the following mutual conditions of the parties unless waived: (i) obtaining any required regulatory approvals applicable to the Business Combination being obtained; (ii) no injunction or other order, or law prohibiting, restraining, enjoining or making illegal the Business Combination; and (iii) the consummation of dMY VI’s redemption tender offer. There is no guarantee that the Transaction will close or that there will be no occurrence of any event, change or other circumstances that could give rise to the termination of the Transaction, including due to the failure of any other closing condition. (See Note 7).

Going Concern Consideration

As of December 31, 2022, the Company had $100,000 in cash and had a working capital deficit of approximately $435,000.

The Company’s liquidity needs through December 31, 2022 were provided from proceeds from issuance of common stock of $100,000 and payments from certain officers of the Company and dMY VI of approximately $170,000 to cover for certain expenses and purchases of certain intangible assets and construction in-process equipment on behalf of the Company. In February 2023, the Company received loan proceeds of an aggregate of approximately $447,000 pursuant to the Note (as defined in Note 5) from its CEO and certain officers of dMY VI, increasing the total amount owed to related parties to approximately $617,000.

The Company expects that its operating expenses and investment in development and technologies will continue to increase. There is no assurance that the intellectual property of the Company, or other technologies it may acquire, will be capable of being produced in commercial quantities at reasonable costs, or be successfully marketed.

In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC 205-40, “Basis of Presentation—Going Concern,” management has determined that the liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities. Management plans to complete the Business Combination with dMY VI and expects to receive financing to meet its obligations through one year from this filing; however, no financing is currently committed. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.